Exhibit 5.1

August 3, 2017

Perficient, Inc.
555 Maryville University Drive
Suite 600
St. Louis, Missouri 63141
Re:
Registration Statement on Form S-8 for an additional two million two hundred fifty thousand (2,250,000) shares of Perficient, Inc. common stock, par value $0.001 per share, for issuance under the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan and The Perficient, Inc. 401(k) Employee Savings Plan.

Ladies and Gentlemen:
With reference to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Perficient, Inc., a Delaware corporation (the “Company”), on August 3, 2017, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to an additional two million two hundred fifty thousand (2,250,000) shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share, of which up to two million (2,000,000) shares are issuable pursuant to the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “2012 Incentive Plan”) and up to two hundred fifty thousand (250,000) shares are issuable pursuant to The Perficient, Inc. 401(k) Employee Savings Plan (the “401(k) Plan” and together with the 2012 Incentive Plan, the “Plans”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including an executed copy of the Opinion Certificate dated as of the date hereof executed by Paul E. Martin, Chief Financial Officer and Secretary of the Company, the Company’s Certificate of Incorporation and amendments thereto, its Amended and Restated Bylaws and statements we have received from officers and representatives of the Company.
Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.  In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.
Based solely on the foregoing, we are of the opinion that the Additional Shares to be issued by the Company pursuant to the Plans have been duly authorized and, when issued by the Company in accordance with the Plans, will be duly and validly issued and will be fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ THOMPSON COBURN LLP